Exhibit (s) Filing Fee Calculation

Form N-2

(Form Type)

C1 Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Being Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.00001 par value	457(o)			$100,000,000.00	0.0001531	$15,310.00

Total Offering Amount						$100,000,000.00		$15,310.00

Total Fees Previously Paid								$—

Total Fee Offsets								$—

Net Fee Due								$15,310.00

(1)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed.